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                                                                    EXHIBIT 23


                        INDEPENDENT AUDITORS' CONSENT




          We consent to the inclusion of our report dated January 30, 1996 with respect to the balance sheets of Rayco, Ltd. as of December 31, 1995 and 1994, and the related statements of income, partners' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K of Kaufman and Broad Home Corporation dated March 12, 1996.

          We also consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1986 Stock Option Plan (No. 33-11692) and the 1988 Employee Stock Plan (No. 33-28624) of Kaufman and Broad Home Corporation of our report referenced above.



                                          ERNST & YOUNG LLP


San Antonio, Texas
March 12, 1996